Exhibit 4.2
     Unless this certificate is presented by an authorized representative of The Depository Trust Company, a New York Corporation (“DTC”), to the Company or its agent for registration of transfer, exchange, or payment, and any certificate issued is registered in the name of Cede & Co. or in such other name as is requested by an authorized representative of DTC (and any payment is made to Cede & Co. or to such other entity as is requested by an authorized representative of DTC), ANY TRANSFER, PLEDGE, OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL inasmuch as the registered owner hereof, Cede & Co., has an interest herein.

Certificate No.: 1	CUSIP No.: 637432LN3
ISIN No.: US637432LN31
PRINCIPAL AMOUNT: $400,000,000
MATURITY DATE: July 1, 2010
ISSUE DATE: June 30, 2008	FRACTIONAL SHARE: 100%
FLOATING RATE COLLATERAL TRUST BOND
          National Rural Utilities Cooperative Finance Corporation, a District of Columbia cooperative association (hereinafter called the “Company”, which term includes any successor corporation under the Indenture referred to on the reverse hereof), for value received, hereby promises to pay to Cede & Co., or registered assigns, the principal sum of $400,000,000 on the Maturity Date set forth above, and to pay interest thereon as set forth below, until the principal hereof is paid or made available for payment.
          Interest on the Bonds will be payable on January 1, April 1, July 1 and October 1 of each year in arrears, beginning on October 1, 2008, subject to the Day Count Convention. A date on which an interest payment is made (following any adjustment made in accordance with the terms of the Day Count Convention) is referred to herein as an “Interest Payment Date.” Interest on the Bonds will be paid to the persons in whose names the Bonds are registered at the close of business on the fifteenth calendar day preceding the applicable Interest Payment Date, or if not a

Business Day, the next succeeding Business Day. Interest on the Bonds will accrue from and including the date of original issuance or from and including the last Interest Payment Date in respect of which interest has been paid, to, but excluding, the relevant Interest Payment Date or date of maturity, as the case may be.
          Reference is hereby made to the further provisions of this Bond set forth on the reverse hereof which further provisions shall for all purposes have the same effect as if set forth at this place.
          Unless the certificate on authentication hereon has been executed by or on behalf of U.S. Bank National Association, as Trustee under the Indenture, or its successor thereunder, by manual signature, this Bond shall not be entitled to any benefit under such Indenture, or be valid or obligatory for any purpose.

          IN WITNESS WHEREOF, the Company has caused this instrument to be duly executed under its corporate seal.

NATIONAL RURAL UTILITIES COOPERATIVE FINANCE CORPORATION
By:
Steven L. Lilly
Chief Financial Officer

(Seal) Dated: June 30, 2008 Attest:
By:

Trustee’s Certificate of Authentication This is one of the Bonds of the series designated therein, described in the within-mentioned Indenture By: U.S. BANK NATIONAL ASSOCIATION, Trustee
By:
Authorized Officer

REVERSE OF BOND
          This Bond is one of an authorized issue of Bonds of the Company known as its “Floating Rate Collateral Trust Bonds due 2010”, issued and to be issued in one or more series under, and all equally and ratably secured (except as any sinking or other fund may afford additional special security for the Bonds of any particular series) by, an Indenture dated as of October 25, 2007 (as amended, supplemented and modified and in effect from time to time, the “Indenture”), executed by the Company to U.S. Bank National Association, as Trustee (herein called the “Trustee”, which term includes any successor Trustee under the Indenture), to which Indenture reference is hereby made for a description of the nature and extent of the securities and other property assigned, pledged, transferred and mortgaged thereunder the rights of the Holders of said Bonds and of the Trustee and of the Company in respect of such security, and the terms upon which said Bonds are and are to be authenticated and delivered.
          The Bonds will bear interest for each interest period at a rate determined by the Calculation Agent, which shall initially be the Trustee, until such time as the Company appoints a successor calculation agent (herein called the “Calculation Agent”, which term includes any successor Calculation Agent). The interest rate for the first interest period will be the three-month U.S. Dollar London Interbank Offered Rate (“LIBOR”) as determined on June 26, 2008, plus 0.775%. Thereafter, the interest rate for any interest period will be the three-month U.S. Dollar LIBOR as determined on the applicable Interest Determination Date plus 0.775%. The interest rate will be reset quarterly on each Interest Reset Date. Interest on the Bonds will be computed on the basis of the actual number of days in the applicable interest period divided by 360. All calculations of the Calculation Agent, in the absence of manifest error, shall be conclusive for all purposes and binding on the Company, holders of the Bonds and the Trustee.

          LIBOR will be determined by the Calculation Agent in accordance with the following provisions:
          With respect to any Interest Determination Date, LIBOR will be the rate for deposits in U.S. dollars having a maturity of three months commencing on the Interest Reset Date that appears on the designated LIBOR page as of 11:00 a.m., London time, in respect of that Interest Determination Date. If no rate appears at such time on an Interest Determination Date, LIBOR on such Interest Determination Date will be determined as follows:
          The Calculation Agent will request the principal London offices of each of four major reference banks in the London interbank market, as selected by the calculation agent, to provide the Calculation Agent with its offered quotation for deposits in United States dollars for the period of three months, commencing on the Interest Reset Date, to prime banks in the London Interbank market at approximately 11:00 A.M., London time, on that Interest Determination Date and in a principal amount that is representative for a single transaction in United States dollars in the market at the time. If at least two quotations are so provided, LIBOR on the Interest Determination Date will be the arithmetic mean of the quotations. If fewer than two quotations are so provided, LIBOR on the Interest Determination Date will be arithmetic mean of the rates quoted at approximately 11:00 A.M., New York City time, on the Interest Determination Date by three major banks in the City of New York selected by the Calculation Agent for loans in United States dollars to leading European banks, having a three-month maturity and in a principal amount that is representative for a single transaction in U.S. dollars in that market at that time. If the banks so selected by the Calculation Agent are not providing quotations as provided above, LIBOR determined as of that Interest Determination Date will be LIBOR in effect on that Interest Determination Date.

          The Calculation Agent will, upon the request of the holder of any Bond, provide the interest rate then in effect.
          The Indenture permits, with certain exceptions as therein provided, the amendment thereof and the modification of the rights and obligations of the Company and the rights of the Holders of the Bonds under the Indenture at any time by the Company with the consent of the Holders of not less than a majority in aggregate principal amount of the Bonds at the time Outstanding as defined in the Indenture. The Indenture also permits, without the consent of the holders of any Bonds, the parties to any Mortgage Notes pledged under the Indenture, and any Mortgages or Loan Agreements pursuant to which they were issued, to modify, alter, supplement or amend such Mortgage Notes, Mortgages and Loan Agreements, so long as thereafter such Mortgage will comply with the requirements of the Company’s standard lending practices, as such policies may be amended from time to time. The Indenture also contains provisions permitting the Holders of specified percentages in principal amount of the Bonds at the time Outstanding, on behalf of the Holders of all Bonds, to waive compliance by the Company with certain provisions of the Indenture and certain past defaults under the Indenture and their consequences. Any such consent or waiver by the Holder of this Bond shall be binding upon such Holder and upon all future Holders of this Bond and of any Bond issued upon the transfer hereof or in exchange herefor or in lieu hereof whether or not notation of such action is made upon this Bond.
          As provided in the Indenture, said Bonds are issuable in series which may vary as in said Indenture provided or permitted. This Bond is one of a series entitled Floating Rate Collateral Trust Bonds due 2010.
          The Bonds may not be redeemed by the Company prior to maturity.

          If an Event of Default, as defined in the Indenture, shall occur, the principal of this Bond may become or be declared due and payable immediately, in the manner and with the effect provided in the Indenture.
          This Bond is transferable by the registered owner hereof in person or by attorney authorized in writing at the office or agency of the Company in the Borough of Manhattan, City and State of New York or any other place or places where such Bond may be paid, upon surrender of this Bond, and upon any such transfer a new Bond for the same series, for the same aggregate principal amount, will be issued to the transferee in exchange hereof.
          The Bonds of this series are issuable only as registered Bonds without coupons in minimum denominations of $2,000 and any integral multiples of $1,000 in excess thereof. As provided in, and subject to the provisions of, the Indenture, Bonds of this series are exchangeable for other Bonds of this series of any authorized denominations, of a like aggregate principal amount, as requested by the Holder surrendering the same.
          No service charge will be made for any such transfer or exchange, but the Company or the Trustee may require payment of a sum sufficient to cover any tax or other governmental charge payable in connection therewith.
          Prior to due presentment for transfer at any office or agency of the Company designated for such purpose, the Company, the Trustee and any agent of the Company or the Trustee may treat the person in whose name this Bond is registered as the owner hereof for the purpose of receiving payment as herein provided and for all other purposes whether or not this Bond be overdue, and neither the Company, the Trustee nor any such agent shall be affected by notice to the contrary.

          No reference herein to the Indenture and no provision of this Bond or of the Indenture shall alter or impair the obligation of the Company, which is absolute and unconditional, to pay the principal of and interest on this Bond at the times, place and rate, and in the coin or currency, herein prescribed.
          The following terms shall have the following meanings:
          “Business Day” means any week day other than a day on which banking institutions in the Borough of Manhattan, City and State of New York or in London are authorized by law to close.
          The “Day Count Convention” is “modified following”, which means that if an Interest Payment Date falls on a day that is not a Business Day, the Interest Payment Date shall be postponed to the next succeeding Business Day unless such next succeeding Business Day would be in the following month, in which case the Interest Payment Date shall be the immediately preceding Business Day.
          The “designated LIBOR page” is the Reuters screen “LIBOR01”, or any successor service for the purpose of displaying the London interbank rates of major banks for U.S. dollars. The Reuters screen “LIBOR01” is the display designated as the Reuters screen “LIBOR01”, or such other page as may replace the Reuters screen “LIBOR01” on that service or such other service or services as may be denominated by the British Bankers’ Association for the purpose of displaying London interbank offered rates for U.S. dollar deposits.
          The “Interest Determination Date” relating to a particular Interest Payment Date will be the second London Business Day preceding such Interest Reset Date.
          “Interest Reset Dates” means January 1, April 1, July 1 and October 1, commencing October 1, 2008, subject to the Day Count Convention.

          “London Business Day” means any day on which deposits in U.S. dollars are transacted in the London Interbank market.
          All terms used in this Bond which are defined in the Indenture shall have the meanings assigned to them in the Indenture.

ASSIGNMENT
          For value received the undersigned sells, assigns and transfers unto (name, address including zip code and taxpayer I.D. or Social Security number of assignee)

the within Certificate
and does hereby irrevocably constitute and appoint
attorney to transfer the said Certificate on the books kept for registration thereof with full power of substitution on the premises.
Dated:

Signature by or on behalf of Assignor